Registration No. 333-163646

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement
UNDER
THE SECURITIES ACT OF 1933

ULTICOM, INC.
(Exact name of registrant as specified in its charter)

New Jersey	22-2050748
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Ulticom, Inc.
1020 Briggs Road
Mount Laurel, New Jersey 08054
(Address of Principal Executive Offices) (Zip Code)

ULTICOM, INC. 2005 STOCK INCENTIVE COMPENSATION PLAN
1998 STOCK INCENTIVE COMPENSATION PLAN
(Full title of the plan)

Shawn Osborne
President and Chief Executive Officer
Ulticom, Inc.
1020 Briggs Road
Mount Laurel, New Jersey 08054
(Name and address of agent for service)
(856) 787-2700
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
(Do not check if a smaller reporting company)

EXPLANATORY STATEMENT
Deregistration of Securities
This Post-Effective Amendment No. 1 relates to the registration statement on Form S-8, Registration No. 333-163646 (the “Registration Statement”), filed by Ulticom, Inc. (the “Registrant”) with the Securities and Exchange Commission on December 10, 2009, covering a total of (i) 250,000 shares of the Registrant’s common stock, no par value (the “Common Stock”) issuable pursuant to existing or future awards under the Ulticom, Inc. 2005 Stock Incentive Compensation Plan and (ii) 728,057 shares of Common Stock issuable pursuant to existing awards under the Registrant’s 1998 Stock Incentive Compensation Plan.
On December 3, 2010, pursuant to a merger agreement, dated October 12, 2010, by and among the Registrant, Utah Intermediate Holding Corporation, a Delaware corporation (“Parent”) and Utah Merger Corporation, a New Jersey corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”).
As a result of the Merger, any offering pursuant to the Registration Statement has been terminated. In accordance with the undertaking contained in the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to remove from registration all shares of Common Stock, which remains unsold under the Registration Statement as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mount Laurel, State of New Jersey, on December 3, 2010.

ULTICOM, INC.
By:	/s/ Shawn Osborne
	Name:	Shawn K. Osborne
	Title:	President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 promulgated under the Securities Act of 1933.